EXHIBIT 99.1

RUBICON TECHNOLOGY, INC. REPORTS STRONG FIRST QUARTER RESULTS

Year-over-Year Revenue Growth of 46 Percent

Rapid Expansion Plan on Schedule

Franklin Park, Ill. – April 24, 2008 — Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported strong financial results for its first quarter ended March 31, 2008.

First Quarter 2008 Highlights:

•	Revenue for the first quarter was $10.5 million, a 46 percent increase year-over-year and a 10 percent increase sequentially

•	Diluted EPS in the first quarter 2008 of $0.10

•	Continued rapid expansion of manufacturing capacity

•	Achieved targeted revenue distribution across three key markets (LED, SoS and Optical)

•	Operating profit in the first quarter increased 61 percent year-over-year

First quarter revenue was $10.5 million, which represents a 46 percent increase over the first quarter of 2007. Net income for the quarter was $2.3 million, or 22 percent of revenue, resulting in diluted earnings per share of $0.10.

The Company continued the rapid build out of manufacturing capacity in its new Bensenville, Illinois facility. The Company opened this new, state of the art, crystal growth facility in January of this year and began installing custom-built furnaces ahead of schedule.

Raja Parvez, CEO of Rubicon Technology said, “Rubicon had a very strong first quarter, in terms of our financial performance, the continued diversification of our revenue base across end markets, expansion of our production capacity and the continued evolution of our technology to ensure we maintain our leadership position.” Parvez continued, “We now have larger furnaces operational that are capable of producing next generation eight inch diameter sapphire material.”

Bill Weissman, Rubicon’s Chief Financial Officer, added, “We were able to start building out crystal growth furnaces in our new facility earlier than anticipated. As a result, our first quarter revenue and earnings per share came in better than expected.”

Second Quarter & Full Year 2008 Outlook

Mr. Weissman continued, “We anticipate revenue in the second quarter of $11.5 million and diluted EPS of $0.11, based on a projected diluted share count of 22.5 million shares. Regarding the full year 2008, we continue to add significant capacity and our full year revenue and EPS estimates have been based on the expected added capacity throughout this year. While we had a strong first quarter and expect our second quarter to be strong as well, we are not raising the top end of our earlier estimates until we are sure capacity can continue to come on-line ahead of schedule. We are however, tightening our range of anticipated revenue for 2008 to between $47 and $49 million and our diluted EPS range to between $0.45 and $0.47. These EPS estimates exclude the costs to be incurred by the Company associated with the proposed secondary offering currently in registration, which we estimate to be approximately $400,000, or approximately $0.02 per share.”

Conference Call Details

Rubicon will host a conference call at 8:30 a.m. Eastern time on April 24, 2008, to review the highlights of the first quarter results and the second quarter and full year 2008 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on to Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. May 8, 2008, and can be accessed by dialing (888)-286-8010 or (617) 801-6888 (international). Callers should reference conference ID 80275930. The webcast will be archived on the Company’s website.

About Rubicon

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of 2008, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, the company claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Tables Follow

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Rubicon Technology, Inc.

Condensed Balance Sheet

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$4,240	$4,380
Restricted cash	12	10
Short -term investments	57,477	67,765
Accounts receivable, net	5,601	4,673
Inventories, net	2,478	2,522
Other current assets	3,115	2,558

Total current assets	72,923	81,908
Property and equipment, net	30,013	26,303
Investments	10,288	3,200

Total assets	$113,224	$111,411

Liabilities and stockholders’ equity
Accounts payable	$3,268	$2,572
Current maturities of capital lease obligation	—	43
Accrued and other current liabilities	2,135	3,114

Total liabilities	5,403	5,729
Stockholder’s equity	107,821	105,682

Total liabilities and stockholders’ equity	$113,224	$111,411

Rubicon Technology, Inc.

Condensed Statements of Operations (Unaudited)

(in thousands except share and per share amounts)

	Three months ended March 31,
	2008	2007
Revenue	$10,508	$7,202
Cost of goods sold	6,644	5,056

Gross profit	3,864	2,146
General and administrative expenses	1,884	850
Sales and marketing expenses	236	165
Research and development expenses	267	216

Total operating expenses	2,387	1,231

Income from operations	1,477	915
Other income (expense):
Change in carrying value of convertible preferred stock warrants	—	(386)
Interest income (expense) and other, net	858	(246)

Total other income (expense)	858	(632)

Income before income taxes	2,335	283
Income taxes	63	—

Net income	2,272	283
Dividends on preferred stock	—	(1,584)
Accretion of redeemable preferred stock	—	(12,916)

Net income (loss) attributable to common stockholders	$2,272	($14,217)

Net income (loss) per common share attributable to common stockholders:
Basic	$0.11	($56.38)
Diluted	$0.10	($56.38)
Weighted average common shares outstanding used in computing net income (loss) attributable to common stockholders:
Basic	20,551,642	252,183
Diluted	22,366,654	252,183

Rubicon Technology, Inc.

Condensed Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities
Net income	$2,272	$283
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	946	822
Changes in carrying value of convertible stock warrants	—	386
Other	188	73
Changes in operating assets and liabilities
Accounts receivable, net	(928)	(358)
Inventories	44	(130)
Other current assets	(571)	39
Accounts payable	696	652
Accrued expenses and other current liabilities	(979)	(658)

Net cash provided by operating activities	1,668	1,109
Cash flows from investing activities
Purchases of property and equipment	(4,656)	(2,171)
Investments (short and long-term)	2,828	—

Net cash used in investing activities	(1,828)	(2,171)
Cash flows from financing activities
Payments on capital lease	(29)	(134)
Payments on long-term debt	—	(525)
Other financing activities	49	(4)

Net cash provided (used) in financing activities	20	(663)

Net decrease in cash and cash equivalents	(140)	(1,725)
Cash and cash equivalents, beginning of year	4,380	3,638

Cash and cash equivalents, end of year	$4,240	$1,913